Exhibit 10.1

August 1, 2006

David E. McComas

ECCA Management Services, LTD.

11103 West Avenue

San Antonio, Texas 78213-1392

Re:	Severance

Dear David:

This letter sets forth the conditions under which you will be entitled to receive severance benefits if we terminate your employment relationship for reasons other than Cause, or you resign as a result of a Material Change during the term of this Agreement. For definitions of these and other capitalized terms, see Appendix A. The term of this Agreement is from August 1, 2006 (or closing of the merger of Franklin Merger Sub Inc. (“Merger Sub”), a subsidiary of HVHC Inc. (“HVHC”), with and into ECCA Holdings Corporation (“ECCA Holdings”) pursuant to that certain Agreement and Plan of Merger, dated as of April 25, 2006, by and among HVHC, Merger Sub, ECCA Holding Shareholder Trust, and ECCA Holdings, if later) to December 31, 2008. This Agreement applies to terminations of employment during this term.

In return for this promise to pay severance under certain circumstances, you agree to comply with the various covenants and restrictions below, regardless of the reason for your termination of employment.

Amount of Severance. If you qualify for severance, ECCA Management Services, LTD. (ECCA Services) will pay you an amount equal to 200% of your base annual salary at the time of termination, in equal installments over twenty-four (24) months.

Management Incentive Plan Payments (MIP). If you qualify for severance, you will also receive (i) any MIP payment for the calendar year preceding your termination, if it was not previously paid to you or deferred, and (ii) a portion of the MIP payment you have earned during the year of termination, pro rated based upon the number of your complete months of employment during the year. These MIP payments will be made at the same time such payments are normally made for the applicable year to executives who continue in employment, but in any case by March 15 of the year following the performance year to which the payment relates. Amounts are payable based on actual performance.

Benefits. ECCA Services will also pay up to eighteen (18) months’ worth of COBRA premiums for health care coverage that you elect to receive under the ECCA welfare benefit plan (“Plan”) while you are eligible for COBRA, unless you are eligible for health insurance benefits as an employee or dependent under the Plan. The COBRA premium payment will be calculated on the basis of what it costs ECCA Services to provide similarly situated active employees with health coverage under the Plan. In addition, ECCA Services will pay you an amount equal to eighteen (18) months of premiums for employer-provided group-term life insurance coverage (based upon the premium rate in effect at the time of your termination), in a lump sum as soon as practicable following your termination.

Except as provided above or as provided to terminated employees under the specific terms of a qualified or non-qualified employee benefit plan, fringe benefit or compensation program in which you are eligible to participate, you will not be entitled to any other benefits or compensation from ECCA Services after (or as a result of) your termination of employment. You also may not receive severance under any other agreement, plan or arrangement with ECCA Services or any Affiliate.

Qualifying for Severance. You will qualify for severance under this Agreement if, during the term of this Agreement, (i) we terminate your employment for reasons other than Cause, or (ii) you elect to resign within sixty (60) days after you have knowledge of a Material Change. As noted above, these capitalized terms are defined in Appendix A. In any case, you must timely sign and return a General Release and Waiver Agreement (and not revoke it) provided by ECCA Services in order to receive severance or benefits under this Agreement. A copy of the Release that ECCA Services currently uses is available for review upon request.

However, you will NOT qualify for severance if any of the following apply: (i) you are terminated for Cause, (ii) you choose to remain employed by ECCA Services (or a successor entity or any Affiliate) more than sixty (60) days after the occurrence of a Material Change, (iii) you voluntarily resign or retire (other than due to a Material Change), (iv) your termination is due to long-term disability entitling you to disability benefits from the applicable ECCA long-term disability plan or death, or (v) you decline to sign and return the General Release and Waiver Agreement within the time specified by the Company, or you attempt to revoke it.

Your Covenants. In consideration for the opportunity to receive severance hereunder, you agree to the following:

(1)	During your employment and after your separation (for whatever reason), you will not disclose ECCA’s Confidential Information to others (except as required in the normal performance of your duties for the Company) or use such information for your own advantage or for the advantage of others. All records, files, materials and Confidential Information obtained by you in the course of your employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. This provision does not preclude you from providing truthful information to the extent required by subpoena, court order, search warrant or other legal process, but you must immediately notify the General Counsel of the Company of such request in order to provide us with the opportunity to object in the appropriate forum and obtain a ruling on our objection.

(2)	Upon the Company’s request at any time, or upon separation from employment (for whatever reason), you will deliver to ECCA (a) all documents and materials containing ECCA trade secrets and other Confidential Information, and (b) all other documents, materials and other property belonging to ECCA that are in your possession or under your control, including, but not limited to, company-provided automobiles, computers, cellular telephones, pagers, rolodexes or address/telephone books.

(3)	During the term of this Agreement and for twelve (12) months after your separation (for whatever reason), you will not directly or indirectly, in any capacity whatsoever, entice, induce or solicit, or attempt to entice, induce or solicit, any individual or entity having a business relationship with ECCA, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship or to divert any business from ECCA.

(4)	During the term of this Agreement and for twelve (12) months after your separation (for whatever reason), you will not own (other than as a shareholder of less than 1% of a publicly traded entity), accept employment in any capacity with, serve as a consultant for, or otherwise provide services or support of any nature to any entity, company, corporation or person engaged in Optical Retailing in any geographic area in which the Company does business (for purposes of this Agreement, “Optical Retailing” shall be defined as any retail company in which gross sales from the sale of optics and optical related devices (such as eyeglasses, sunglasses and eye contact lenses) is greater than fifteen (15%) percent of its total gross sales). After separation, you may ask the Chairman of Eye Care Centers of America, Inc., by written request, to reduce or modify the scope of this non-competition clause. The decision to grant or deny such a request shall be within the sole discretion of the Chairman of Eye Care Centers of America, Inc., and shall be effective only if it is in writing.

By signing this Agreement, you agree that these covenants are reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect the Company’s goodwill, proprietary information and business interests. You also agree that this Agreement provides enhanced protections and benefits you would otherwise not be entitled to, and that these protections and benefits constitute valuable consideration sufficient to support the obligations described above. You also agree that any breach of these covenants is likely to cause irreparable injury to the Company and that damages for any breach are difficult to calculate. Therefore, the Company shall, at its election, be entitled to injunctive and other equitable relief from a court in addition to whatever other relief or remedies, including damages, may be available.

Miscellaneous. This Agreement: (i) may be amended only by a written instrument which is executed by both parties, (ii) shall be governed by the laws of Texas, without regard to its conflict of law provisions, (iii) is intended to be legally valid and binding, (iv) is intended to comply with Section 409A of the Internal Revenue Code, (v) contains our entire agreement relative to its subject matter and supersedes all severance or employment agreements or understandings in effect prior to its execution, including your employment agreement that was effective the 1st day of March, 2005, by and between ECCA Management Services, LTD., and you, and (vi) does not establish a durational term of employment or alter the nature of the at-will relationship between the two parties.

You also agree that: (i) if a court of competent jurisdiction determines a portion of this Agreement to be invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be enforceable to the fullest extent permitted by law, (ii) ECCA Services may withhold taxes from payments made under the Agreement, and (iii) you may not assign any rights or obligations you have under the Agreement. ECCA’s rights and duties under this Agreement shall be transferred to, and shall be binding upon, any corporation or other entity which succeeds to the rights and obligations of ECCA by operation of law or otherwise.

If you agree to the terms and conditions of this Agreement, please countersign below, retain a copy for your files, and return this original to me.

Sincerely,

/s/ James J. Denny
ECCA Management Services, LTD.
ECCA Management, Inc., General Partner
James J. Denny, President

October 25, 2006
Date

/s/ David McComas
Executive

October 25, 2006
Date

APPENDIX A

DEFINITIONS

“Affiliate” means any affiliate of the Company and includes subsidiaries, partners and joint venture partners of the Company, and any company, joint venture partner or other entity at least 50% owned, directly or indirectly, by Highmark Inc.

“Cause” means: (i) the willful or gross neglect of your duties, including your refusal to follow written directives of the Chairman of Eye Care Centers of America, Inc., or his designee; (ii) your conviction of a felony; (iii) willful or gross misconduct by you which materially injures ECCA, monetarily or otherwise; or (iv) your material breach of any obligation under this letter agreement.

“Company” or “ECCA” refers to ECCA Management Services, LTD, ECCA Management, Inc., and Eye Care Centers of America, Inc., and each of them. For purposes of your covenants in the letter agreement, Affiliates of ECCA are included in the definition.

“Confidential Information” means information of or about the Company or any of its affiliates that the Company (or affiliate) does not make available to the public in the normal course of its business, including information and knowledge pertaining to products and services, ideas, plans, trade secrets, know-how, proprietary information, advertising, distribution and sales methods and systems, sales figures, customer and account lists, and the relationships between the Company, its affiliates, and their accounts, clients and suppliers.

“Material Change” means the occurrence of any of the following events, which remains uncorrected for ten (10) days after you have made written demand to the Chairman of Eye Care Centers of America, Inc., for correction: (i) any reduction in or failure to pay base salary; (ii) any material reduction in the aggregate employee benefits available to you, other than an amendment, modification or termination of an employee benefit that applies on a non-discriminatory basis to similarly situated employees. However, a Material Change does not occur due to a change in, or diminution of, your job responsibilities or accountabilities. The demand for correction described above must be provided within sixty (60) days after you have knowledge of a Material Change. If demand for correction is timely provided, the sixty (60) day period for resignation described in “Qualifying for Severance” above will not end prior to the end of the ten (10) day correction period.

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